Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Pricing of Upsized Public Offering of Common Stock

MENLO PARK, CA, January 24, 2023, Pacific Biosciences of California, Inc. (Nasdaq: PACB) (“PacBio”) today announced that it has priced its previously announced underwritten public offering of 17,500,000 shares of its common stock at a price to the public of $10.00 per share. PacBio has granted the underwriters a 30-day option to purchase up to an additional 2,625,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. All of the shares are to be sold by PacBio. Before deducting the underwriting discount and estimated offering expenses payable by PacBio, PacBio expects to receive gross proceeds of approximately $175.0 million, assuming no exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about January 27, 2023 subject to satisfaction of customary closing conditions.

Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Cowen and Company, LLC and Allen & Company LLC are acting as Joint Book Running managers for the offering.

PacBio intends to use the net proceeds from the offering for research and development, commercial infrastructure expansion and working capital and general corporate purposes. PacBio may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although it has no present commitments or agreements to do so.

PacBio filed a shelf registration statement relating to the shares of common stock with the Securities and Exchange Commission (the “SEC”) on November 10, 2020, which became automatically effective upon filing and has filed a preliminary prospectus supplement and accompanying prospectus relating to the offering with the SEC on January 24, 2023. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC and will be available on the SEC’s website. When available, copies of the final prospectus supplement and the accompanying prospectus may be obtained from:

Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: (866) 471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, telephone: (866) 718-1649 or by emailing prospectus@morganstanley.com; or Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, telephone: (833) 297-2926 or by emailing Prospectus_ECM@cowen.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus.

About PacBio

Pacific Biosciences of California, Inc. (NASDAQ: PACB) is a premier life science technology company that is designing, developing, and manufacturing advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not PacBio will be able to consummate the offering of common stock described herein, including due to the satisfaction of customary closing conditions and prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the proposed offering, PacBio and its business can be found under the heading “Risk Factors” in PacBio’s most recent current, quarterly and annual reports filed with the SEC and in the preliminary prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC. PacBio assumes no duty or obligation to update or revise any forward-looking statements except as required by law.

Contact:

Investors: Todd Friedman

650.521.8450
ir@pacb.com

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